Exhibit 99.2

Analog Devices Announces 7 Percent Increase in Quarterly Cash Dividend to $0.45 Per Share; Represents Annual Dividend of $1.80 Per Share

NORWOOD, Mass.--(BUSINESS WIRE)--February 14, 2017--Analog Devices, Inc. (NASDAQ: ADI) today announced that its Board of Directors has voted to increase its quarterly dividend to $0.45 from $0.42 per outstanding share of common stock. The new dividend rate represents an increase of 7 percent, marking the Company’s 14th dividend increase in the last 13 years.

“ADI’s dividend program is a foundational component of our shareholder value creation strategy and highlights the stellar cash generation capabilities of our franchise,” said Vincent Roche, President and CEO. “We are proud of our 13 year history of being a dividend paying company, one of the longest records in our industry.”

Since the first dividend was paid in December 2003, the Company has returned a total of $4 billion in dividends to shareholders.

The increase is effective with the dividend payable on March 7, 2017 to shareholders of record as of the close of business on February 24, 2017. The payment of any future quarterly dividends, or a future increase in the quarterly dividend amount, will be at the discretion of the Board and will be dependent upon ADI's financial position, results of operations, outlook, liquidity, and other factors deemed relevant by the Board.

About Analog Devices
Analog Devices designs and manufactures semiconductor products and solutions. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect. Visit http://www.analog.com.

CONTACT:
Analog Devices, Inc.
Mr. Ali Husain, 781-461-3282
781-461-3491 (fax)
Treasurer and Director of Investor Relations
investor.relations@analog.com